UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On October 16, 2015, SandRidge Energy, Inc. (the “Company”), Royal Bank of Canada, as administrative agent, and lenders signatory to the Fourth Amended and Restated Credit Agreement, dated as of June 10, 2015 (as amended, the “Credit Agreement”), agreed to amend the Credit Agreement. Among other things, the amendment:

•	reaffirms the existing Borrowing Base of $500 million until the next scheduled Borrowing Base redetermination in the Spring of 2016;

•	increases the amount of Existing Notes the Company may redeem or purchase for cash to $275 million from $200 million subject to certain limitations;

•	permits the Company to monetize hedges until the next scheduled Borrowing Base redetermination in the Spring of 2016 with no corresponding reduction in Borrowing Base;

•	permits the Loan Parties to purchase commodity puts and floors without limitation; and

•	provides for notice to be provided to the administrative agent within 30 days of any change made to a Loan Party’s name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in the Security Agreement.

Terms capitalized in the foregoing paragraph have the meaning given to them in the Credit Agreement.

The description above is a summary only and is qualified in its entirety by reference to the Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Company, as borrower, Royal Bank of Canada, as administrative agent, and the lenders signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: October 19, 2015	By:	/s/ Julian Bott
Julian Bott
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Name of Exhibit

10.1	Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Company, as borrower, Royal Bank of Canada, as administrative agent, and the lenders signatory thereto.